Exhibit 19
Daktronics, Inc.
Insider Trading Policy
(Effective June 22, 2026)

Purpose/Summary:

This Insider Trading Policy (this "Policy") applies to the directors, officers, and employees of Daktronics, Inc. and each of its subsidiaries (collectively, the “Company”). The Purpose of the Policy is to promote compliance with applicable securities laws. Failure to comply with the prohibition on insider trading under federal and state securities laws can result in reputational damage to the individual violator and the Company, and subject the individual and, in some cases, the Company, to strict penalties, including substantial fines or even imprisonment.

1.Definitions
“10b5-1 Plan" means a plan for Trading in Securities of the Company (“Company Securities”) that satisfies the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

“Blackout Period” means a designated period of time in which Covered Persons are not permitted to Trade in Securities
“Material Nonpublic Information” means information that is both “material” and “nonpublic” as more fully described Section 2 below.

“Quarterly Blackout Period” means the period commencing on the date that is thirteen (13) calendar days prior to the last day of each fiscal quarter and ending when two full trading days have passed after the Company has announced its results for such fiscal quarter.
“Securities” include common stock (of any class), derivative securities, such as put and call options, convertible notes, or convertible debentures, and preferred stock, as well as debt securities such as bonds and notes.

“Trade” or “Trading” means any purchase, sale, or other transaction involving Company Securities. This includes: placing orders, gifting, entering into derivative or hedging transactions, or making or changing investment elections (including under the Company’s 401(k) Plan). However, the term "Trade" does not include: (a) ongoing purchases of the Company's common stock under the Company's 401(k) Plan (but this Policy does apply to an election to invest in the Company’s common stock fund or any changes in any such election under the Company’s 401(k) Plan); (b) non-discretionary transactions in the Company’s common stock fund under the Company’s 401(k) Plan, including withdrawals by the administrator from the Insider’s account to pay fees and the reinvestment of cash dividends; (c) ongoing non-discretionary purchases under the Company’s Employee Stock Purchase Plan; (d) the exercise of stock options for cash and cashless option exercises through the Company without any market transaction (but this Policy does apply to broker-assisted cashless option exercises and the sale of common stock acquired upon exercise of a stock option); (d) Trades pursuant to a 10b5-1 Plan approved in accordance with Section 6(e) of this Policy; (e) the withholding of Securities, that does not involve a market transaction, in order to satisfy tax obligations related to the vesting of an award made under any of the Company's equity-based incentive plans; (f) trustee dispositions of an Insider's interest in the Company's common stock under the Company's 401(k) Plan where the Insider's account under such

1

Exhibit 19
plan exceeds the maximum amount permitted under the Internal Revenue Code; and (g) vesting of an award made under any of the Company’s stock-based incentive plans.

2. Insider Trading Prohibition
If you have material nonpublic information, you cannot trade — no exceptions.

Material and Nonpublic. For purposes of this Policy:

a. Material. Information is material if a reasonable investor would likely consider the information important in deciding to purchase, sell, or hold a company’s Securities, or if the information could reasonably be expected to affect the market price of those Securities (either positively or negatively). This includes information that, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available. Information that could be considered material about the Company includes, but is not limited to:

•information concerning the Company’s earnings, sales, dividends, and other material financial information, including, but not limited to, upcoming announcements of earnings or losses;
•events that could result in restating financial information;
•a significant contract, including both sales contracts as well as other types of contracts;
•a proposed or prospective merger, acquisition, sale, disposition, joint venture, tender offer, or other major corporate transaction;
•pending changes in the company’s capital structure;
•the sale of significant assets or a significant subsidiary;
•the gain or loss of a substantial customer or supplier;
•the hiring, appointment, termination, or resignation of an officer or director;
•the commencement or settlement of a significant lawsuit;
•actual or threatened stockholder activism or proxy contest;
•the declaration of a stock split;
•a proposed offering of Securities;
•threat or occurrence of a material cybersecurity incident, privacy breach, or data loss; and
•proposal or occurrence of any change in auditors, auditor resignation, or auditor notification that the Company may no longer rely on an audit report.

General Comment - The above list is only illustrative, and many other types of information may be considered material, depending on the circumstances. If consideration is being given to purchasing or selling Securities because of inside information possessed, it should be assumed that such information is material. It is important to note that in the event a Trade becomes subject to investigation, the Trade is viewed after the fact with the benefit of hindsight. Accordingly, if there is any doubt, you should take a conservative approach and not Trade.

b. Nonpublic. Information is nonpublic if it has not yet been made available to the general public (generally done through a press release or the filing of a report with the Securities and Exchange Commission (the “SEC”)). For purposes of this Policy, material information is not deemed to be public until two full trading days have elapsed following the public announcement of such information. For example, if an announcement is made before the opening of the market on Monday, the information disclosed is deemed public on Wednesday after the market opens. If, however, an announcement is made after the market opens on Monday, the information disclosed is not deemed public until Thursday after the market opens.

2

Exhibit 19

3. General Requirements

a. Trading in Other Companies’ Securities. Additionally, no individual may Trade in Securities of any other company, including the Company’s customers, vendors, and suppliers, or potential acquirors or acquisition targets, while aware of Material Nonpublic Information regarding such company.
b. No Exceptions for Intent. Having alternative or unrelated reasons to Trade while aware of Material Nonpublic Information, such as the existence of a personal financial emergency, does not exempt any person from complying with this Policy.

c. Confidentiality. Material Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any person receives any request from a person outside the Company, such as a stock analyst, for information (particularly information regarding the Company’s financial results or projections, business plans, or significant potential transactions) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Chief Financial Officer (“CFO”) or General Counsel, who are responsible for coordinating and overseeing the release of such information to the investing public, analysts, and others in compliance with applicable laws and regulations.

d. Prohibition on Tipping. A person may not communicate Material Nonpublic Information to other persons (including family members) where such information may be used by such person to his or her benefit by Trading in Company Securities (or Securities of another company to which such information relates), nor shall any person make recommendations or express opinions on the basis of Material Nonpublic Information as to Trading in any such Securities. So long as material information is nonpublic, members of that person’s immediate family and others who have received the information from that person are not permitted to Trade in such Securities.

e. Other Restricted Transactions. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in “short sales” (the sale of a Security that the seller does not own or any sale that is completed by delivering a Security borrowed by the seller) are often perceived as involving insider trading. Therefore, the Company strongly discourages all persons from such Trading with respect to Company Securities.

4. General Provisions

a. Additional Procedures as Needed. Additional restrictions may be required with respect to those employees whose responsibilities or functions require or involve routine access to Material Nonpublic Information, or who are asked to work with sensitive projects or transactions. As such, the Company may implement any additional measures or procedures that may be required at any time to fully implement the requirements and intent of this Policy.

b. Individual Responsibility. Each person subject to this Policy has the individual responsibility to comply with the applicable provisions of this Policy. A person subject to this Policy may, from time to time, be required to forego a transaction in Securities even if he or she planned to engage in the transaction before learning of Material Nonpublic Information and even though he or she may suffer an economic loss or forego an anticipated profit by waiting.

3

Exhibit 19
c. Survival. This Policy continues to apply after an individual’s retirement or termination of employment with the Company until that person no longer possesses any Material Nonpublic Information.

Certain additional restrictions set forth in Sections 5 and 6 of this Policy apply only to designated “Covered Persons” described below.

5. Blackout Periods

a. Persons Subject to Blackout Periods. Quarterly Blackout Periods apply to the Company’s directors, those persons designated as “officers” of the Company for purposes of Section 16 of the Exchange Act (“Section 16 Officers”), and certain other employees identified by the Company from time to time and who have been notified that they have been so identified, as well as immediate family members (e.g., spouses, children, or parents) of, and persons living in the same household as, any of the foregoing persons, and any person or entity (including trusts, partnerships, corporations, and foundations) whose transactions in Securities are directed by such persons or are subject to their control (collectively, “Covered Persons”). A list of the directors, Section 16 Officers, and other Company employees who have been identified as Covered Persons is attached hereto as Appendix A. The Appendix may be updated from time to time by Company management to account for employee transitions.

b. Quarterly Blackout Periods and Special Blackout Periods. A Covered Person may not Trade in Company Securities during the Quarterly Blackout Period. See Appendix B for more details on the Quarterly Blackout Periods. Appendix B will be updated to reflect current and future Quarterly Blackout Periods. In addition, from time to time Material Nonpublic Information regarding the Company but not directly related to its quarterly financial results may exist (e.g., information concerning a proposed major corporate transaction), and, in such event, the Company may impose a special blackout period during which some or all Covered Persons may not Trade in Company Securities (a “Special Blackout Period”). Covered Persons who are notified that they are subject to a Special Blackout Period are prohibited from disclosing to others within or outside the Company that the Special Blackout Period has been imposed or the underlying basis for the Special Blackout Period. For the avoidance of doubt, the end of a Blackout Period or the opening of a trading window does not permit any person to Trade while aware of Material Nonpublic Information.

6. Covered Persons Further Restricted

In addition, to avoid the appearance of impropriety in transactions in Company Securities, Covered Persons must comply with the following restrictions:

a.Prohibited Transactions. Covered persons must refrain entirely from Trading in puts and calls in and engaging in short sales of Company Securities.
b.Pre-Approval for all Transactions. Covered Persons are not allowed to Trade Company Securities unless they have the approval for a specific Trade from the Chief Executive Officer (“CEO”), CFO, or General Counsel of the Company.
c.Approval Process. Covered Persons may request approval to complete a Trade by emailing DaktStock@daktronics.com with information about the types and numbers of shares the Covered Person desires to trade, and confirmation that they are not in possession of Material Nonpublic Information. If approval is granted, the Trade may be completed within two (2) trading days thereafter or longer as specifically approved. If for any reason the trade is not completed within the allotted approved time, clearance must be obtained again.

4

Exhibit 19

    A Covered Person may also notify their authorized broker of the proposed Trade and request that such broker coordinate the proposed Trade with the CEO, CFO, or General Counsel.

    If, upon requesting approval or otherwise the Covered Person is advised that Company Securities may not be traded, he or she may not Trade any Company Securities under any circumstance, nor may he or she inform anyone of the restriction. The Trading restriction will apply until such restriction is lifted by the CEO, CFO, or General Counsel.

    Compliance with this mandatory pre-clearance procedure is not only critical in preventing insider trading violations and avoiding the appearance of improper transactions, but also to ensure compliance with the reporting requirements of Section 16(a) of the Exchange Act and prevent inadvertent violations of the limitations on short-swing transactions under Section 16(b) of the Exchange Act.

d.No Safe Harbor; Open Windows Do Not Override MNPI Restrictions. Pre-clearance is an administrative procedure only and does not constitute legal advice or a determination that a proposed Trade complies with applicable law. No person may Trade in Company Securities while aware of Material Nonpublic Information, even during an open trading window or after pre-clearance has been granted. If a person becomes aware of Material Nonpublic Information after receiving pre-clearance but before completing the Trade, the approval is automatically revoked and the Trade may not occur.
e.10b5-1 Plans. Trades made pursuant to a 10b5-1 Plan do not require pre-approval, however all 10b5-1 plans adopted by any Covered Person must be submitted to the CEO, CFO, or General Counsel for review and approval by the Audit Committee prior to adoption. The Audit Committee shall be responsible for ensuring that the proposed plan is consistent with any applicable rules and regulations and shall approve the steps that Company will take with regard to disclosure issues that may arise. The Company encourages the use of 10b5-1 Plans by Covered Persons when Trading Company Securities.
7. Potential Penalties for Noncompliance

a.Criminal and Civil Liability under Securities Laws. Pursuant to federal and state securities laws, persons may be subject to criminal and civil fines and penalties, as well as imprisonment, for engaging in transactions in Securities at a time when they have Material Nonpublic Information. Persons also may face similar liability for improper transactions by any person to whom they have disclosed Material Nonpublic Information or to whom they have made recommendations or expressed opinions on the basis of such information. The following penalties apply to violations of Rule 10b-5 under the Exchange Act (which prohibits trading or "tipping" on the basis of Material Nonpublic Information):

•imprisonment for up to 20 years;
•criminal fines up to $5 million;
•civil penalties of up to three times the profits gained or losses avoided;
•prejudgment interest; and

5

Exhibit 19
•private party damages.

    The SEC and the National Association of Securities Dealers use sophisticated electronic surveillance techniques to uncover insider trading.

b.Company Disciplinary Action. Officers and employees who violate this Policy may also be subject to disciplinary action up to and including termination. In addition, if the Company becomes aware of insider trading or “tipping,” the Company may inform the appropriate governmental authorities.

8.Reporting. Known or suspected violations of this Policy may be reported on a confidential and anonymous basis in accordance with the Company’s Whistleblower Policy.

9. Section 16 of the Exchange Act.
Directors, Section 16 Officers, and stockholders who directly or indirectly own greater than ten percent of the Company's stock ("Certain Stockholders") must comply with the reporting obligations, limitations on short-swing transactions, and prohibition on short sales set forth in Section 16 under the Exchange Act.

a.Section 16 Reporting. Section 16(a) requires that most transactions involving the Company Securities by a director, Section 16 Officer, or Certain Stockholders (including gifts and option grants and exercises) must be reported to the SEC within two business days following the date of the transaction. Although the Company will assist reporting persons in preparing and filing the required reports, it is ultimately the responsibility of the reporting person to make sure the required reports are prepared and timely filed.

b.Liability for Short-Swing Profits. Under Section 16(b), any profit realized or loss avoided by a director or Section 16 Officer on a "short-swing" transaction (i.e., a purchase and a sale, or a sale and purchase, of the Company Securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder. Liability under Section 16(b) is applied in a mechanical fashion, without regard to whether the director or Section 16 Officer actually possessed Material Nonpublic Information.

c.Restriction on Short Sales. Section 16(c) prohibits directors and Section 16 Officers from engaging in "short sales" and "sales against the box" in Securities of the Company. A "short sale" is the sale of a Security that the seller does not own or any sale that is completed by delivering a Security borrowed by the seller. A "sale against the box" is the sale of a Security that is owned but not delivered. Instead, delivery is made of a borrowed Security which makes it, in effect, a short sale. Certain similar transactions, such as prepaid forward contracts and collars, however, are permitted by the SEC, and persons subject to this Policy are not prohibited from engaging in these transactions. However, due to the complexity of these transactions, all such persons should consult with the General Counsel prior to engaging in such transactions.

6